Fleming Companies, Inc.
                  Presentation to Shareholders
                         April, 1997

                   Request For Vote Against
                Teamsters' Proposal No. 4 in the
                     Fleming Proxy Statement

Teamsters' Proposal

Fleming should redeem its rights plan and not institute a new one without shareholder approval

See Tabs A and C

Fleming's Position

Effective April 30, 1997, Fleming's rights plan is terminated per board action

Since Fleming will not have a rights plan, shareholders should vote against the Teamsters' proposal because

      1.  It leaves Fleming and its shareholders
          vulnerable to a hostile takeover, and

      2.  It is overly broad

See Tab B

Explanation of Fleming's Position

Although Fleming's board of directors believes rights plans serve only as a protective device to ensure that all shareholders are treated fairly and equally in the event of a hostile takeover, in view of the 64% vote at the 1996 annual meeting on a nonbinding proposal to redeem the rights plan, Fleming's board has voted to terminate the plan on April 30, 1997.

However, Fleming's board has retained the right to institute a new rights plan if faced with a takeover threat.

Explanation of Fleming's Position

Contrary to the Teamsters' statement that the board can put a plan back in at any time, the board has said it will do so only in the face of a hostile takeover threat and then it will be held to a higher standard set forth under Delaware law.

Under Delaware law, a board which adopts a rights plan in the face of a takeover threat must show that the adoption of the rights plan was reasonable in relation to the threat posed.

Why Shareholders Should Vote Against the Teamsters' Proposal

The proposal leaves Fleming vulnerable to a hostile takeover threat. The proposal requires shareholder approval for the adoption of a new rights plan. The shareholder approval process takes so much time that adoption of a pill will be virtually impossible in a hostile takeover situation.

The proposal is overly broad and may impact other Fleming agreements. The proposal prohibits any type of pill designed to make acquisitions of large holdings of Fleming stock more difficult unless first approved by shareholders. This creates doubt about change of control provisions in the company's credit agreement and other lending arrangements. Its impact on future lending arrangements is unclear.

Why Shareholders Should Vote Against the Teamsters' Proposal

The proposal is unnecessary now that the Fleming rights plan will terminate.

The main thrust of the proposal is to require Fleming to terminate its current rights plan. Effective April 30, 1997, this is done, so the proposal is no longer required.

The second part of the proposal forbids institution of a new rights plan without shareholder approval. As stated, this goes too far, leaves the company vulnerable and is too broad.

Since the Fleming board has committed to institute a new rights plan only if it deems it reasonable in relation to the threat posed in a hostile takeover, the shareholders are protected from creation of a new plan by the board under improper circumstances.

Conclusion

Fleming's board believes that its action in terminating the rights plan, while retaining the right to institute a new one in the face of a hostile takeover threat, is a more responsible position than that offered by the Teamsters' proposal.

The current rights plan is terminated, which is what a majority of the share-holders voted for in 1996, but the company is not left vulnerable to a hostile takeover threat. So the flawed Teamsters' proposal is not necessary.

The board cannot institute a new rights plan at its whim. It is constrained by Delaware law and, in the event of a future hostile takeover threat, it must prove that adoption of a pill then is reasonable in relation to the threat posed.

Teamster's Proposal No. 4

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C., 20001, the beneficial owner of 65 shares of company stock, has submitted the following proposal for action at this annual meeting:

On May 1, 1996, shareholders holding 64% of the stock voted at the annual meeting recommended that Fleming's shareholder rights plan, or "poison pill," be redeemed. We believe this vote reflected investor opposition to devices that insulate failed management plans and the desire for share-holder oversight of "shareholder rights plans."

On June 19, 1996, Fleming announced its board had acted by itself to renew its pill. It dismissed the 2-to-1 shareholder vote as "advisory of the desires of certain shareholders." Fleming management had said of the board's position on the pill, "What they'll do is their business and when they do it is their business," according to one press account.

We believe this dishonors shareholder rights, a view also expressed by the Council of Institutional Investors in repeated letters to Fleming.

Fleming's stated reasons for its pill include preventing new owners from changing the direction of the company "when the results of the [incumbent management's] re-engineering plan have not been realized." Indeed, Fleming's stock price has declined steadily for several years amidst skepticism about management plans. Several shareholders, including Fleming founding family member Jim Fleming, criticized management at last year's shareholder meeting. One Wall Street analyst noted, "There is a pattern of a big sprawling company not under tight controls."

Teamster's Proposal No. 4

Again, shareholders recommended termination of the company's pill out of concern for management insulation and shareholder prerogatives. Fleming's response to this vote, we believe, necessitates a further step. Therefore, we recommend the following binding resolution permitting Fleming to institute a "pill," but only with majority support of its shareholders.

Resolved, that the shareholders hereby exercise their right under 18 O.S.A. Sec. 1013 to amend the bylaws of Fleming Companies, Inc. to add the following
Article:

Article X

Poison Pills (Shareholders Rights Plans)

A. The Corporation shall not adopt or maintain a poison pill, shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive (such as the 1986 "Rights Agreement"), unless such a plan is first approved by A MAJORITY shareholder vote. The company shall redeem any such rights now in effect. The affirmative vote of a majority of shares shall suffice to approve such a plan.

B. This article shall be effective immediately and automatically as of the date it is approved by the affirmative vote of the holders of a majority of the shares, present in person or by proxy at a regular or special meeting of the shareholders.

C. Notwithstanding any other provision of these bylaws, this Article may not be amended, altered, deleted or modified in any way by the Board of Directors without prior shareholder approval.

Company's Statement in Opposition to Proposal

The board of directors recommends a vote AGAINST the proposal for the following reasons:

The 1996 Rights Plan was adopted by the board at its meeting on February 27, 1996 effective upon the expiration of the 1986 Rights Plan. In May 1996, the shareholders approved a nonbinding proposal recommending that the board redeem the rights. On July 6, 1996, the 1996 Rights Plan became effective. The board of directors has amended the 1996 Rights Plan to accelerate its termination date to 5:00 p.m. central daylight time on April 30, 1997.
As a result of this amendment, the company will no longer have a rights plan after April 30, 1997. Although the board still believes rights plans to be a valuable tool and in the best interest of the shareholders, it voted to terminate the 1996 Rights Plan (i) in view of the shareholder vote at the 1996 annual meeting where 64% of the shareholders recommended that the rights be redeemed, (ii) because it believes the proposal made by the International Brotherhood of Teamsters General Fund (the "Teamsters"), if it becomes effective, would leave the company vulnerable to a hostile takeover; and (iii) it believes that the Teamsters' proposal is overly broad and unclear with respect to its intended effect on various company agreements with change of control provisions.

Although the board has terminated the 1996 Rights Plan effective April 30, 1997, it has reserved the right to exercise its fiduciary duties in the future and adopt a new rights plan in the event of a hostile takeover threat. In such a case, the board's decision to adopt a new plan will be subjected to heightened scrutiny, and the board must establish that adoption of a new plan is reasonable to the threat posed by the hostile raider.

Company's Statement in Opposition to Proposal

The Teamsters' proposal not only requires redemption of the rights under the 1996 Rights Plan, but also prevents the company from adopting any "rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the Corpora-tion's shares of stock more difficult or expensive..., unless such a plan is first approved by a majority shareholder vote."

The board believes that the Teamsters' proposal forces the board to abdicate its duties to protect shareholders in the event of a hostile takeover threat. Under the Teamsters' proposal, adoption of a new rights plan would require approval of a majority shareholder vote, which involves the calling of a special meeting and the circulation of a proxy statement and which takes time - time which is generally not available during a hostile takeover attempt.

In addition to depriving the board of exercise of its fiduciary duties, the board believes the Teamsters' proposal is overly broad. The company typically is required to include change of control provisions in its loan agreements and other debt instruments.

These provisions by their very nature are designed to have the effect of making acquisitions of large holdings of the company's stock more difficult, because, in the event of a change of control, the loan is typically accelerated and the entire amount becomes due and payable when the change of control occurs. It is not clear under the language of the Teamsters' proposal whether the company would have to submit such a provision to a shareholder vote before it could be included in a loan document. Since most lenders insist on a provision like this, it may affect the company's ability to borrow funds in the future or to renegotiate existing loan agreements.

Company's Statement in Opposition to Proposal

In September, 1996, the Teamsters filed an action for injunctive relief in the United States District Court for the Western District of Oklahoma requiring the company to include the above proposal in this proxy statement. The company responded claiming that the proposal could be properly excluded since its implementation was not a proper action for shareholders under Oklahoma law.
In January, 1997, the District Court Judge ruled that the proposal is a proper action for shareholders under Oklahoma law and, therefore, the company must include the Teamsters' proposal in this proxy statement.
The company has appealed, but does not expect a decision from the Tenth
Circuit before the annual meeting.

The board still believes rights plans are in the best interests of shareholders and that the Teamsters' proposal violates Oklahoma law. Accordingly, the company will pursue its appeal to the Tenth Circuit of the decision of the District Court that the Teamsters' proposal is a proper action for share-holders under Oklahoma law. However, regardless of the outcome on appeal, the 1996 Rights Plan will terminate on April 30, 1997, and the board will not adopt a new rights plan unless faced with a hostile takeover threat. Under those circumstances, in any court challenge to the plan, the board would have to establish that adoption of a new plan is reasonable in relation to the threat posed.

In 1994, the board and management embarked on an aggressive reengineering plan which in part has caused the company's performance to lag, which the board believes is one of the reasons for the Teamsters' proposal. The company and its shareholders deserve the opportunity to see management's plan through to its fruition. The board believes that rights plans are not tools for management's insulation but are protective devices to assure that all shareholders receive fair and equal treatment; prevent against partial tender offers, squeeze-outs and other abusive tactics; and serve as "bargaining chips" that will assist the board in obtaining a higher price for all of the company's stock in the event of a hostile takeover.

In support of the board's position on the rights plan, the following appeared in a recent article in the "Institutional Investor" by Lyn Perlmuth:

"A recent study by J.P. Morgan of the 245 $500 million - plus majority - stake acquisitions from 1988 to 1995 found that the median acquisition premium
(the price paid over the stock price five days before the offer) was 16 percent higher when a company had a poison pill [Share Rights Plan] in place. The premium on the 139 deals in which the target company had a poison pill was 51.4 percent, versus 35.5 percent on the 106 deals without pills. The differential was significant whether or not the deals were hostile or friendly, whether or not the financing was all stock, all cash or a mixture and whether or not the deal was for more or less than $1 billion."

Even though the board believes rights plans serve to protect shareholders against certain abusive takeover practices and to ensure that all shareholders are treated fairly and equally, it has voted to redeem the 1996
Rights Plan for the reasons stated above.   The board urges you to vote
against the Teamsters' proposal because (i) it deprives the board of its ability to exercise its fuduciary duties and protects shareholders in the face of a hostile takeover attempt, and (ii) it is overly broad and unclear with respect to its intended effect on various company agreements with change of control provisions.

It is for these reasons the board urges the shareholders to vote AGAINST the proposal. If not otherwise specified, properly executed proxies will be voted against the proposal.

Teamsters' Response to Company's Statement in Opposition to Proposal

The company gave the Teamsters an opportunity to respond to its Statement in Opposition to the Teamsters' Proposal and received the following response:

Management's gesture to drop its shareholder rights plan lacks real substance. Management can reinstate its "pill" at any time without shareholder approval. Indeed, management admits that it may reinstitute a poison pill at any time. Moreover, management's decision to redeem its plan comes only after it failed to convince the federal courts that the shareholders should not be allowed to vote on this resolution. It is not a genuine change of heart but purely a tactical move to defuse shareholder support for the resolution now that management is required to let the shareholders vote. We respectfully request that all shareholders support this initiative to insist on shareholder rights over the "shareholder rights plan".




The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 8, 1997.